Exhibit 99.1

American Water Works Company, Inc.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	2010	2011	2012	2013	2014	For the six months ended June 30, 2015
Income from continuing operations before income taxes	$430,253	$502,185	$630,389	$607,937	$709,814	$337,129

Fixed Charges:
Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	325,134	321,685	316,889	314,908	304,866	154,747
Interest factor in rentals	12,231	11,017	9,222	7,706	7,222	3,439
Interest costs from discontinued operations	1,319	2,266	277	—	—	—

Total fixed charges	338,684	334,968	326,388	322,614	312,088	158,186
Income from continuing operations plus fixed charges	768,937	837,153	956,777	930,551	1,021,902	495,315
Preferred dividend requirements	224	224	153	19	—	—
Ratio of pre-tax income to net income	1.68	1.65	1.69	1.64	1.65	1.66
Preferred dividend factor	377	371	258	31	—	—
Total fixed charges	338,684	334,968	326,388	322,614	312,088	158,186
Total fixed charges and preferred dividends	339,061	335,339	326,646	322,645	312,088	158,186
Ratio of earnings to combined fixed charges and preferred dividends	2.27	2.50	2.93	2.88	3.27	3.13

American Water Capital Corp.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	2010	2011	2012	2013	2014	For the six months ended June 30, 2015
Income (loss) before income taxes	$—	$—	$—	$—	$—	$—
Fixed Charges:
Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	206,010	211,982	213,835	225,511	215,272	110,576
Total fixed charges	206,010	211,982	213,835	225,511	215,272	110,576
Income (loss) plus fixed charges	206,010	211,982	213,835	225,511	215,272	110,576
Total fixed charges	206,010	211,982	213,835	225,511	215,272	110,576
Total fixed charges and preferred dividends(a)	206,010	211,982	213,835	225,511	215,272	110,576
Ratio of earnings to combined fixed charges and preferred dividends	1.00	1.00	1.00	1.00	1.00	1.00

(a)	American Water Capital Corp. had no preferred stock outstanding for any period presented, and, accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.